Exhibit 107
CALCULATION OF FILING FEE TABLES
SC TO-T
(Form Type)

KEZAR LIFE SCIENCES, INC.
(Name of Subject Company – Issuer)

AURINIA PHARMA U.S., INC.
(Name of Filing Persons (Co-Offeror 1))

AURINIA MERGER SUB, INC.
(Name of Filing Persons (Co-Offeror 2))

AURINIA PHARMACEUTICALS INC.
(Name of Filing Persons (Co-Offeror 3))

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$55,014,334.47	0.00013810	$7,597.48
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$55,014,334.47
Total Fees Due for Filing			$7,597.48
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$7,597.48

*
The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by adding: (i) the product of (A) 7,371,527 shares of common stock, par value $0.001 per share (the “Shares”) of Kezar Life Sciences, Inc. (“Kezar”), issued and outstanding; and (B) $7.41, the average of the high and low sales prices per Share on April 6, 2026, as reported by the Nasdaq Stock Market LLC (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”); and (ii) the product of (A) 352,540, the number of Shares issuable upon the exercise of in-the-money stock options; and (B) $1.11, the difference between the Reference Price and $6.30, the weighted average exercise price of such options. All Share amounts are based on information provided by Kezar as of March 29, 2026.

**
The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2026 beginning on October 1, 2025, issued on August 25, 2025, by multiplying the transaction valuation by 0.00013810.